Exhibit 18

Letter Regarding Change in Accounting Principle

March 14, 2012

A.T. Cross Company
1 Albion Road
Lincoln, Rhode Island

Dear Sirs/Madams:

We have audited the financial statements of A.T. Cross Company as of December 31, 2011 and January 1, 2011 and for each of the three years in the period ended December 31, 2011, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 14, 2012, which expresses an unqualified opinion and includes an explanatory paragraph concerning a change in method of accounting for domestic writing instrument inventory from the last in, first out ("LIFO") method to the first in, first out ("FIFO") method.   Note A to such financial statements contains a description of your adoption during the year ended December 31, 2011 of the change from LIFO to FIFO.  In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

DELOITTE & TOUCHE LLP
Boston, MA